 Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contacts: Gregg Piontek, VP & CFO Newpark Resources, Inc. 281-362-6800 Ken Dennard, Managing Partner Karen Roan, SVP Dennard ■ Lascar Associates 713-529-6600

NEWPARK RESOURCES REPORTS 2014 FIRST QUARTER RESULTS

Mat rentals up 24% sequentially and 66% year over year

THE WOODLANDS, TX – APRIL 24, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2014. Total revenues for the first quarter of 2014 were $242.8 million compared to $246.9 million in the fourth quarter of 2013 and $267.9 million in the first quarter of 2013. Income from continuing operations for the first quarter of 2014 was $11.7 million, or $0.13 per diluted share, compared to $10.5 million, or $0.11 per diluted share, in the fourth quarter of 2013, and $14.9 million, or $0.16 per diluted share, in the first quarter of 2013.

Discontinued operations in the first quarter of 2014 included a $22.1 million gain, or $0.22 per diluted share, from the March 2014 sale of the Environmental Services business. Net income for the first quarter of 2014 was $35.0 million, or $0.36 per diluted share, which includes the gain on the sale.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We continue to see extremely strong demand in our mats rental business in the first quarter, with rental revenues reaching another quarterly record, up 24% sequentially and 66% year over year. In response to the strong demand, we continue to focus on expanding our mats rental fleet, including in the UK. The construction of our previously announced capacity expansion to meet the increasing demand is now underway. Revenues from our fluids systems segment were down slightly on a sequential basis, as the seasonal strength in Canada and recovery in the EMEA region were offset by declines in the U.S. market and Brazil. The majority of the U.S. decline was attributable to our December 2013 sale of our completions services business and lower proppant sales in West Texas. We continue to make significant progress with our Evolution® system, posting a record $48 million of revenues in the first quarter, surpassing the 2013 fourth quarter’s record by 40%, marking a meaningful shift from oil-based mud to water-based fluids and helping to improve our fluids margins.

“Looking forward, with the sale of our Environmental Services business now complete, we believe we are well positioned to capitalize on growth opportunities in both our global drilling fluids markets and our mats markets and enhance shareholder value,” concluded Howes.

Segment Results

The Fluids Systems segment generated revenues of $211.4 million in the first quarter of 2014 compared to $212.1 million in the fourth quarter of 2013 and $247.3 million in the first quarter of 2013. Segment operating income was $15.7 million (7.4% operating margin) in the first quarter of 2014 compared to $15.2 million (7.1% operating margin) in the fourth quarter of 2013, which included a $2.7 million gain on the sale of completion services business, and $22.6 million (9.1% operating margin) in the first quarter of 2013.

The Mats and Integrated Services segment generated revenues of $31.4 million in the first quarter of 2014 compared to $34.9 million in the fourth quarter of 2013 and $20.6 million in the first quarter of 2013. Segment operating income was $13.4 million (42.6% operating margin) in the first quarter of 2014 compared to $15.2 million (43.7% operating margin) in the fourth quarter of 2013 and $8.5 million (41.2% operating margin) in the first quarter of 2013.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss first quarter 2014 results, which will be broadcast live over the Internet, on Friday, April 25, 2014 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9835 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 9, 2014 and may be accessed by dialing (303) 590-3030 and using pass code 4676373#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids and temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2013, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, operating hazards inherent in the oil and natural gas industry, our international operations, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2014	2013	2013

Revenues	$242,824	$246,925	$267,923

Cost of revenues	196,560	204,158	220,735

Selling, general and administrative expenses	25,523	24,112	22,451
Other operating income, net	(16)	(3,688)	(124)

Operating income	20,757	22,343	24,861

Foreign currency exchange loss (gain)	54	737	(368)
Interest expense, net	2,920	3,229	2,520

Income from continuing operations before income taxes	17,783	18,377	22,709
Provision for income taxes	6,041	7,912	7,842
Income from continuing operations	11,742	10,465	14,867
Income from discontinued operations, net of tax	1,152	3,059	2,508
Gain from disposal of discontinued operations, net of tax	22,117	-	-

Net income	$35,011	$13,524	$17,375

Income per common share -basic:
Income from continuing operations	$0.14	$0.12	$0.18
Income from discontinued operations	0.27	0.04	0.03
Net income	$0.41	$0.16	$0.21

Income per common share -diluted:
Income from continuing operations	$0.13	$0.11	$0.16
Income from discontinued operations	0.23	0.03	0.02
Net income	$0.36	$0.14	$0.18

Calculation of Diluted EPS:
Income from continuing operations	$11,742	$10,465	$14,867
Assumed conversion of Senior Notes	1,261	1,110	1,250
Adjusted net income from continuing operations	$13,003	$11,575	$16,117

Weighted average number of common shares outstanding-basic	84,743	85,669	84,100
Add: Dilutive effect of stock options and
restricted stock awards	1,674	1,738	1,572
Dilutive effect of Senior Notes	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	102,099	103,089	101,354

Diluted income from continuing operations per common share	$0.13	$0.11	$0.16

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2014	2013	2013

Revenues
Fluids systems	$211,400	$212,069	$247,339
Mats and integrated services	31,424	34,856	20,584
Total revenues	$242,824	$246,925	$267,923

Operating income (loss)
Fluids systems	$15,740	$15,158	$22,622
Mats and integrated services	13,373	15,228	8,480
Corporate office	(8,356)	(8,043)	(6,241)
Total operating income	$20,757	$22,343	$24,861

Segment operating margin
Fluids systems	7.4%	7.1%	9.1%
Mats and integrated services	42.6%	43.7%	41.2%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	March 31,	December 31,
(In thousands, except share data)	2014	2013

ASSETS
Cash and cash equivalents	$130,187	$65,840
Receivables, net	276,082	268,529
Inventories	199,565	189,680
Deferred tax asset	11,750	11,272
Prepaid expenses and other current assets	15,034	11,016
Assets of discontinued operations	-	13,103
Total current assets	632,618	559,440

Property, plant and equipment, net	227,050	217,010
Goodwill	93,781	94,064
Other intangible assets, net	23,870	25,900
Other assets	9,813	6,086
Assets of discontinued operations	-	65,917
Total assets	$987,132	$968,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$15,759	$12,867
Accounts payable	88,328	88,586
Accrued liabilities	65,196	46,341
Liabilities of discontinued operations	-	5,957
Total current liabilities	169,283	153,751

Long-term debt, less current portion	172,771	172,786
Deferred tax liability	26,235	27,060
Other noncurrent liabilities	11,288	11,026
Liabilities of discontinued operations	-	22,740
Total liabilities	379,577	387,363

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 98,032,555 and 98,030,839 shares issued, respectively	980	980
Paid-in capital	507,820	504,675
Accumulated other comprehensive loss	(8,279)	(9,484)
Retained earnings	195,349	160,338
Treasury stock, at cost; 11,904,275 and 10,832,845 shares, respectively	(88,315)	(75,455)
Total stockholders’ equity	607,555	581,054
Total liabilities and stockholders' equity	$987,132	$968,417

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$35,011	$17,375
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	10,287	10,954
Stock-based compensation expense	2,840	1,973
Provision for deferred income taxes	(13,108)	534
Net provision for doubtful accounts	173	208
Gain on sale of a business	(33,974)	-
Gain on sale of assets	(362)	(99)
Change in assets and liabilities:
Increase in receivables	(1,080)	(20,969)
Increase in inventories	(9,229)	(1,280)
Increase in other assets	(3,858)	(2,382)
(Decrease) increase in accounts payable	(1,248)	4,179
Increase in accrued liabilities and other	18,142	4,747
Net cash provided by operating activities	3,594	15,240

Cash flows from investing activities:
Capital expenditures	(18,509)	(16,127)
Proceeds from sale of property, plant and equipment	754	213
Proceeds from sale of a business	89,167	-
Net cash provided by (used in) investing activities	71,412	(15,914)

Cash flows from financing activities:
Borrowings on lines of credit	47,562	71,102
Payments on lines of credit	(45,113)	(78,748)
Other financing activities	(13)	(38)
Proceeds from employee stock plans	34	3,808
Purchase of treasury stock	(13,123)	-
Net cash used in financing activities	(10,653)	(3,876)

Effect of exchange rate changes on cash	(6)	(586)

Net increase (decrease) in cash and cash equivalents	64,347	(5,136)
Cash and cash equivalents at beginning of year	65,840	46,846

Cash and cash equivalents at end of period	$130,187	$41,710

Newpark Resources, Inc
Condensed Consolidated Statements of Operations
2013 Quarterly Results

Following the first quarter 2014 sale of the Environmental Services business, the operating results of the Environmental Services segment have been reclassified to Discontinued Operations for all historical periods. The 2013 quarterly results below is provided for informational purposes, reflecting the discontinued operations reclassification of this business.

(Unaudited)	Three Months Ended
(In thousands, except per share data)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013

Revenues	$267,923	$259,376	$268,132	$246,925

Cost of revenues	220,735	214,710	218,864	204,158

Selling, general and administrative expenses	22,451	23,248	23,846	24,112
Other operating income, net	(124)	(178)	(223)	(3,688)

Operating income	24,861	21,596	25,645	22,343

Foreign currency exchange (gain) loss	(368)	475	975	737
Interest expense, net	2,520	2,802	2,728	3,229

Income from continuing operations before income taxes	22,709	18,319	21,942	18,377
Provision for income taxes	7,842	6,460	6,511	7,912
Income from continuing operations	14,867	11,859	15,431	10,465
Income from discontinued operations, net of tax	2,508	3,805	3,329	3,059

Net income	$17,375	$15,664	$18,760	$13,524

Income per common share -basic:
Income from continuing operations	$0.18	$0.14	$0.18	$0.12
Income from discontinued operations	0.03	0.05	0.04	0.04
Net income	$0.21	$0.19	$0.22	$0.16

Income per common share -diluted:
Income from continuing operations	$0.16	$0.13	$0.16	$0.11
Income from discontinued operations	0.02	0.04	0.04	0.03
Net income	$0.18	$0.17	$0.20	$0.14

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